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                                                                     EXHIBIT 4.6

                  THIS CONVERTIBLE SUBORDINATED DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION THEREUNDER EXCEPT IN ACCORDANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED.



                                   $2,000,000


                          AMERICA'S SHOPPING MALL, INC.


                     SUBORDINATED DEBENTURE DUE MAY 1, 2003



         FOR VALUE RECEIVED, the undersigned, AMERICA'S SHOPPING MALL, INC., a corporation duly organized and existing under the laws of the State of Nevada (the "Payor"), with its principal business address at 382 Route 59, #310, Monsey, New York 10952, hereby promises to pay to the order of PIONEER VENTURES ASSOCIATES LIMITED PARTNERSHIP (the "Payee"), with its principal business address at 651 Day Hill Road, Windsor, Connecticut 06095, the principal amount of Two Million Dollars ($2,000,000) on May 1, 2003 (the "Maturity Date"), plus interest at the rate of 8% per annum on the unpaid principal balance, such interest to be paid on the last day of each April, July, October and January prior to the Maturity Date and on the Maturity Date together with the repayment of the principal balance and with all charges, amounts, sums and interest which have accrued and have not been paid. All payments to be made pursuant to this Debenture shall be made in such coin or currency of the United States of America which, at the time of payment, is legal tender for the payment of public and private debts. All such payments shall be made by electronic funds wire transfer in accordance with the wire transfer instructions submitted by Payee as the first payment method option; however, Payor may designate that payments may be made by bank or certified check, at the offices of the Payee set forth above or such other place as the Payee shall designate in writing to the Payor. In the event that any installment of principal or interest on this Debenture is not paid when due, such overdue principal or interest shall bear interest from thirty days after the due date until paid (to the extent permitted by law) at the rate of 15% per annum. In addition, in the event such overdue principal or interest is not paid for a period of ten days after the date due, the Payor shall promptly pay the Payee a late payment fee equal to 5% of such overdue


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principal or interest. In the event the rate of interest hereunder shall exceed the maximum rate permitted by applicable law, such rate of interest shall automatically and without further action on the part of any person be reduced to the maximum rate permitted by applicable law.

         1. Redemption. This Debenture may be redeemed on any date after the first anniversary hereof and prior to the Maturity Date, at the option of the Payor, as a whole at any time or in part from time to time, upon the notice referred to below, at a redemption price equal to the principal amount being redeemed, plus an amount necessary to provide Payee with a compound annual rate of return of twenty-five percent (25%), calculated from the issue date of this Debenture to and including the date the redemption price is paid in full, together, in each case, with any and all charges then due to the Payee hereunder and all accrued interest to the date fixed for redemption, provided, however, that the Payor may not redeem this Debenture in part (i) for less than $500,000 in principal amount and (ii) more frequently than once in any 12-month period. It is understood and agreed that any redemption shall be applied first to any and all charges then due to the Payee hereunder, second to any unpaid interest then due and thereafter to the principal amount due hereunder. The notice of redemption to the Payee shall be given not less than 45 nor more than 60 days before the date fixed for redemption. If this Debenture is to be redeemed only in part, the Payor shall execute and deliver to the Payee a new Debenture in the aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Debenture so surrendered. Any amounts not so redeemed shall remain subject hereto.

         2. Subordination.

         2.1 Senior Indebtedness. The indebtedness evidenced by this Debenture shall be subordinate and subject in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Senior Indebtedness. "Senior Indebtedness" shall mean (i) indebtedness of the Payor or with respect to which the Payor is a guarantor, outstanding on the date hereof or hereafter created with the express written consent of the Payee, to banks, insurance companies or other lending institutions regularly engaged in the business of lending money, which is for money borrowed or the issuance of letters of credit by the Payor or a subsidiary of the Payor, which is secured ("Senior Institutional Indebtedness"), and (ii) any deferrals, renewals or extensions of any such Senior Institutional Indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Institutional Indebtedness. As used herein, the term "subsidiary" shall mean a corporation at least 50% of the voting securities, having ordinary voting power not dependent on a default, of which is owned directly or indirectly by the Payor or by one or more of


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its other subsidiaries or by the Payor in conjunction with one or more of its other subsidiaries.

         The indebtedness evidenced by this Debenture shall rank senior to the Convertible Debenture dated April 21, 1999 from Payor to Initio, Inc. ("Initio") in the principal amount of $_____ (the "Initio Debenture") and the Initio Debenture shall be subordinate in right of payment, to the prior payment of all principal, interest, penalties and any other charges or amounts under this Debenture.

         2.2 Subordination to Senior Indebtedness. Upon any payment or distribution of the assets of the Payor upon any dissolution or winding up or total liquidation or reorganization of the Payor (whether in bankruptcy, insolvency, reorganization or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshaling of the assets and liabilities of the Payor, or otherwise):

         (a) all Senior Indebtedness shall first be paid in full in cash, or provision made for such payment, before the holder of this Debenture shall be entitled to receive any payment or distributions from or by the Payor on account of the principal of or interest on the indebtedness evidenced by this Debenture;

         (b) any payment or distribution of assets of the Payor of any kind or character, whether in cash, property or securities, to which the holder of this Debenture would be entitled except for the provisions of this subsection shall be paid or delivered by the Payor or by any trustee in bankruptcy, receiver, assignee for benefit of creditors, or other liquidating agent making such payment or distribution, directly to the holders of Senior Indebtedness or their representative or representatives, or to such trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably (or otherwise in accordance with their relative rights) according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness; and

         (c) in the event that, notwithstanding the foregoing, any payment or distribution of assets of the Payor of any kind or character, whether in cash, property or securities, shall be received by the holder of this Debenture before all Senior Indebtedness is paid in full, or provision made for its payment, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of


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such Senior Indebtedness may have been issued ratably (or otherwise) as aforesaid, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

         3. Subordinate Position. Subject to the payment in full of all Senior Indebtedness, the holder of this Debenture shall be subordinated only to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Payor made on the Senior Indebtedness until the principal of and interest on this Debenture shall be paid in full, and for purposes of such subordination, no such payments or distributions to the holders of Senior Indebtedness of cash, property or securities, which otherwise would be payable or distributable to the holder of this Debenture, shall as between the Payor, its creditors other than the holders of Senior Indebtedness, and the holder of this Debenture, be deemed to be a payment by the Payor to or on account of this Debenture, it being understood that the provisions of this section are intended solely for the purpose of defining the relative rights only of the holder of this Debenture, on the one hand, and only the holders of Senior Indebtedness, on the other hand.

         4. Non-Impairment. Nothing contained in this Debenture is intended to or shall impair the obligation of the Payor, which is absolute and unconditional, to pay to the holder of this Debenture the principal of and interest on this Debenture, as and when the same shall become due and payable in accordance with its terms. Nor shall anything herein or therein prevent the holder of this Debenture from exercising all remedies otherwise permitted by applicable law upon the occurrence of an Event of Default (as that term is hereinafter defined).

         5. Acceleration. In the event that (i) the Payor shall default in the due and punctual payment of any installment of interest on this Debenture when and as the same shall become due and payable and such default shall continue for fifteen days after written notice from the Payee to the Payor or (ii) the Payor shall fail to pay any principal or interest on any of the Senior Indebtedness when due, so that the holder of such Senior Indebtedness declares such Senior Indebtedness due prior to its stated maturity because of the Payor's default thereunder, which default shall continue for a period of thirty days, provided, however, that the Payor's failure to make such payment shall not be deemed a default hereunder if same is being contested in good faith with a valid defense, and so long as the Payor is vigorously defending or prosecuting a litigation commenced within such thirty-day period; or (iii) the ratio of Senior Indebtedness to Total Stockholders' Equity as set forth in any of the Payor's annual reports on Form 10-KSB or quarterly reports on Form 10-QSB shall be greater than 2:1 at the end of any fiscal quarter and


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shall remain so for a period of thirty days; or (iv) the Payor shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or (v) in the event of the appointment of a custodian (as defined in the Bankruptcy Code) for all or substantially all of the property of the Payor; or (vi) in the event the Payor shall commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to the Payor or in the event of the commencement against the Payor of any such proceeding which remains undismissed for a period of 90 days; or (vii) if the Payor is adjudicated insolvent or bankrupt; or (viii) if any order of relief or other order approving any such case or proceeding is entered; or (ix) if the Payor shall allow any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 90 days; or (x) if the Payor shall make a general assignment for the benefit of creditors; or (xi) if the Payor shall cease doing business as a going concern; or (xii) if there shall be any default or breach of the Investment Agreement dated as of May 21, 1999 by and between Payor and Payee (the "Investment Agreement") regarding the purchase by Payee of shares of Payor's Series A Senior Convertible Preferred Stock (the "Series A Shares") or under the Certificate of Designation of the Series A Shares, or under the Warrants issued to Payee under the Investment Agreement, or under any of the Acquisition Agreements (as defined in the Investment Agreement) or under the Initio Debenture, or any of the ancillary agreements executed and delivered by Payor in connection with any thereof, this Debenture, or the Voting Agreement between the Payee and the Principal Shareholders (as those terms are defined in the Investment Agreement); or (xiii) if the Payor shall take action for the purpose of effecting any of the foregoing; (the foregoing being hereinafter collectively referred to as "Events of Default") then, in any such Event of Default and at any time thereafter while such Event of Default is continuing, the Payee may, in addition to any other rights and remedies, the Payee may have hereunder or otherwise, including, without limitation, the right to an increased rate of interest and to late payment fees as set forth on the first page of this Debenture, declare this Debenture to be due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

         6. Waivers.

         6.1 In General. No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Debenture shall operate as a waiver nor as an acquiescence in any default. No single or partial exercise of any right or remedy


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shall preclude any other or further exercise thereof or any exercise of any other right or remedy.

         6.2 Presentment, Etc.; Jury Trial Waived. The Payor hereby waives presentment, demand, notice of dishonor, protest and notice of protest. The Payor hereby waives all rights to a trial by jury in any litigation arising out of or in connection with this Debenture.

         6.3 Modifications. This Debenture may not be modified or discharged orally, but only in writing duly executed by the Payee and the Payor.

         7. Successors and Assigns. All the covenants, stipulations, promises and agreements in this Debenture made by the Payor shall bind its successors and assigns, whether so expressed or not.

         8. Miscellaneous.

         8.1 Headings. The headings of the various paragraphs of this Debenture are for convenience of reference only and shall in no way modify any of the terms or provisions of this Debenture.

         8.2 Governing Law. This Debenture and the obligations of the Payor and the rights of the Payee shall be governed by and construed in accordance with the laws of the State of New York applicable to instruments made and to be performed entirely within such State.

         8.3 Collection Costs. The Payor shall pay all costs and expenses incurred by the Payee to enforce its rights under this Debenture, including reasonable counsel fees and other reasonable out-of-pocket expenses, provided, however, that the foregoing shall not relate to the issuance of routine notices sent no more frequently than once in any twelve-month period.

         8.4 Notices. All notices, requests, demands and other communications required or permitted under this Debenture shall be in writing and shall be deemed to have been duly given by the Payor to the Payee if delivered by overnight delivery service and telecopier, addressed to the Payee at its address set forth or referred to on the first page of this Debenture, with a copy to Martin W. Enright, Esq., Harrington, Ocko & Monk, LLP 81 Main Street, White Plains, New York 10601 (telecopier no. (914) 686-4824), or to such other person


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or address as may be designated by the Payee. The current telecopier number of the Payee is (860) 285-0139.

         IN WITNESS WHEREOF, AMERICA'S SHOPPING MALL, INC. has caused this Debenture to be signed in its corporate name by a duly authorized officer and to be dated as of the day and year written below.


Dated:  May 1, 1999

                                              AMERICA'S SHOPPING MALL, INC.



                                              By  /s/ Irwin Schneidmill
                                                 -------------------------------
                                                   Irwin Schneidmill
                                                   President


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